EXHIBIT 99.1

FOR IMMEDIATE RELEASE

INTRALASE CORP. REPORTS ANOTHER QUARTER OF

RECORD REVENUES AND LASER PLACEMENTS

Revenues Rise 40%; 52 Laser Placements; Strong Cash Generation

IRVINE, CALIF. — (BUSINESS WIRE) July 26, 2006—IntraLase® Corp. (NASDAQ:ILSE), manufacturer of the ultra-fast laser that is revolutionizing refractive and corneal surgery, today reported record revenues and laser sales for the second quarter ended June 30, 2006.

Highlights from IntraLase’s second quarter included:

•	record revenues of $32.2 million;

•	record number of laser placements with 52 lasers sold or leased worldwide;

•	record number of procedures with 119,000 IntraLase procedures sold worldwide;

•	addition of a significant new international corporate center customer;

•	penetration of new international markets;

•	an increase in cash and marketable securities of $7.6 million;

•	tremendous progress on the IntraLase Keratoplasty application, which is expected to launch in September of this year.

Revenues increased 40% to $32.2 million versus $23.0 million in the second quarter of 2005. This growth was led by global sales of the 4th Generation IntraLase FS® laser, with the company placing for sale or lease a record 52 lasers versus 39 lasers in the second quarter of 2005 and 49 lasers in the first quarter of 2006. The record revenue number included sales of 119,000 procedures in the second quarter of 2006, a 40% increase over the second quarter of 2005 and a 6% sequential increase over the first quarter of 2006. Second quarter net income was $5.6 million, including $1.2 million in non-cash, stock-based compensation expense, compared to net income of $1.3 million in the second quarter of 2005, which included $1.1 million of non-cash, stock-based compensation expense. Second quarter earnings per fully diluted share were $0.18, versus $0.04 for the second quarter of 2005. Cash and marketable securities increased by $7.6 million, to $97.4 million from $89.8 million at March 31, 2006.

“Our second quarter performance is proof of the continued rapid, global adoption of our IntraLase FS laser,” said Robert J. Palmisano, President and CEO of IntraLase Corp. “IntraLase continued to grow and capture market share with our record number of laser placements and we are especially proud of our strong international growth.” Mr. Palmisano continued, “We are looking forward to our planned September 2006 launch of the IntraLase FS® laser application for penetrating keratoplasty, considered by many leading surgeons to be a breakthrough technology for corneal transplants.”

Revenues for the first six months of 2006 were $62.2 million, an increase of 41% over the comparable period of 2005. The company sold or leased 101 lasers in the first half of 2006, a 29% increase over the 78 sold or leased in the comparable period of 2005. Procedure sales during the first half of 2006 of 231,000 procedures increased 44% from the same period in 2005. Net income for the first six months of 2006 was $8.8 million, including $2.8 million in non-cash stock-based compensation expense, compared to net income of $3.3 million, which included $1.1 million in non-cash stock-based compensation expense in the first six months of 2005. Earnings per fully diluted share for the first six months of 2006 were $0.28, versus $0.11 for the same period in 2005.

New International Corporate Center Customer

IntraLase also announced that it signed an agreement with a new international corporate center customer. Ultralase, a U.K. based laser eye treatment specialist with 13 clinics, has acquired multiple IntraLase lasers.

Mr. Tony Veverka, Managing Director of Ultralase stated, “We have accelerated our roll-out of IntraLase following a very successful trial. The proven benefits that this technology has to offer are a significant step forward for our patients, both in terms of safety and outcome. Soon we expect to become the first national provider in the U.K. to equip its entire network of clinics with IntraLase.”

Mr. Palmisano added, “Ultralase truly sees the benefits of our bladeless technology for their LASIK surgeons as well as their patients. We are pleased that Ultralase chose our technology to help grow their corporate center business. We look forward to a strong relationship with Ultralase.”

Penetration of New International Markets

During the second quarter of 2006, IntraLase continued to expand its international footprint, selling lasers for the first time in Brazil, Chile, Portugal and New Zealand. IntraLase now has customers in 31 countries outside the United States.

Guidance for 2006

IntraLase stated its guidance for fiscal year 2006 for revenues and net income. The company expects revenue of approximately $130 million, net income of approximately $22 million and earnings per fully diluted share of approximately $0.70 including estimated expenses of approximately $6.0 million associated with non-cash, stock-based compensation.

Conference Call

IntraLase will host a conference call today at 11:00 a.m. Eastern Time to provide information on its financial results. The call will be webcast live and can be accessed on the IntraLase web site at www.intralase.com. A replay of the webcast will be available for a one-week period following the call. The webcast is also being distributed to both institutional and individual investors. Individual investors can access the call at: www.fulldisclosure.com. Institutional investors can access the call via a password-protected event management site at www.streetevents.com. The call may also be accessed by telephone at (866) 383-8008 and for international parties at (617) 597-5341 by entering the confirmation code 83204316 between 10:50 a.m. and 11:00 a.m. Eastern Time. A telephone rebroadcast may also be accessed for a one-week period by calling (888) 286-8010 and for international parties (617) 801-6888 by entering confirmation code 88810386.

About Ultralase

Based in the United Kingdom, Ultralase has been performing laser eye treatment since January 1991. Ultralase has 13 clinics nationwide and has performed over 100,000 procedures since its founding. For more information, visit the company’s website at http://www.ultralase.co.uk

About IntraLase Corp.

IntraLase designs, develops, and manufactures an ultra-fast laser that is revolutionizing refractive and corneal surgery by creating safe and more precise corneal incisions. Delivering on the promise of ophthalmic laser technology, the IntraLase FS laser, related software, and disposable devices replace the hand-held microkeratome blade used during LASIK surgery. The unsurpassed accuracy of IntraLase’s computer-controlled femtosecond laser has been shown to improve safety profiles and visual outcomes when used during LASIK. Additionally, the IntraLase FS laser creates precision-designed intracorneal incisions that when combined can be used during lamellar and penetrating keratoplasties, and intrastromal ring implantation. IntraLase is presently in the process of commercializing applications of its technology in the treatment of corneal diseases that require corneal transplant surgery. The company’s proprietary laser and disposable patient interfaces are presently marketed throughout the United States and 31 other countries. IntraLase is headquartered and manufactures its products in Irvine, California. For additional information, visit the company’s web site: www.intralase.com.

Forward Looking Statements

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: the degree of continued acceptance of LASIK surgery; potential complications revealed by long-term follow up; the extent of adoption of our product offering by LASIK surgeons; general economic conditions; changes in federal tax laws governing the ability of potential LASIK patients to use pre-tax dollars to pay for LASIK surgery; the scope of government regulation applicable to our products; patients’ willingness to pay for LASIK surgery; our ability to compete against our competitors; the effectiveness of our measures to ensure full payment of procedure fees; the occurrence and outcome of product liability suits against us; our ability to adequately protect our intellectual property; whether we become subject to claims of infringement or misappropriation of the intellectual property rights of others; the continued availability of supplies from single-source suppliers and manufacturers of our key laser components; the ability of our managers, operations, and facilities to manage our growth; the success of our expansion into markets outside the United States; whether we lose any of our key executives or fail to attract qualified personnel; or if our new products or applications fail to become commercially viable.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending March 31, 2006, as filed with the Securities and Exchange Commission on May 9, 2006.

These forward-looking statements are made only as of the date of this press release, and the company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information concerning this press release, contact:

IntraLase Corp., Irvine, CA

Shelley B. Thunen

Executive Vice President and Chief Financial Officer

(949) 859-5230 x196

sthunen@intralase.com

or

Krista Mallory

Director, Investor Relations and Corporate Communications

(949) 859-5230 x260

kmallory@intralase.com

IntraLase Corp.

Condensed Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Revenues – product revenues (1)	$32,170,926	$23,002,969	$62,233,980	$44,183,942
Costs of goods sold (2)	14,395,889	10,944,054	27,993,075	20,966,290

Gross Margin	17,775,037	12,058,915	34,240,905	23,217,652

Operating expenses:
Research and development (2)	3,689,339	3,083,344	7,284,704	5,598,394
Selling, general and administrative (2)	9,381,883	8,289,367	19,866,054	15,537,832

Total operating expenses	13,071,222	11,372,711	27,150,758	21,136,226

Income from operations	4,703,815	686,204	7,090,147	2,081,426
Interest and other income, net	1,057,770	664,078	1,990,099	1,331,975

Income before provision for income taxes	5,761,585	1,350,282	9,080,246	3,413,401

Provision for income taxes	197,644	40,505	290,567	107,408

Net income	$5,563,941	$1,309,777	$8,789,679	$3,305,993

Net income per share – basic	$0.20	$0.05	$0.31	$0.12

Net income per share applicable – diluted	$0.18	$0.04	$0.28	$0.11

Weighted average shares outstanding – basic	28,496,710	27,219,621	28,359,985	27,020,035

Weighted average shares outstanding – diluted	31,196,889	31,045,535	31,125,925	31,105,344

(1). Revenues from product sales are as follows:

Laser revenues	$15,263,924	$11,045,233	$29,887,502	$21,486,795
Per procedure disposable patient interface revenues	14,293,752	10,107,097	27,665,145	19,135,047
Maintenance revenues	2,613,250	1,850,639	4,681,333	3,562,100

	$32,170,926	$23,002,969	$62,233,980	$44,183,942

(2). Amounts include stock-based compensation, as follows:

Costs of goods sold	$141,275	$28,256	$276,215	$63,129
Research and development	223,116	274,844	722,118	178,129
Selling, general and administrative	878,816	841,191	1,836,911	844,248

	$1,243,207	$1,144,291	$2,835,244	$1,085,506

IntraLase Corp.

Condensed Consolidated Balance Sheet

	June 30, 2006	December 31, 2005
Assets:
Cash, cash equivalents and marketable securities	$63,413,214	$46,198,665
Accounts receivable, net	18,496,553	13,575,776
Inventories, net	14,047,720	13,471,961
Other current assets	3,398,377	3,190,412

Total current assets	99,355,864	76,436,814

Marketable securities	34,000,000	44,000,000
Other long-term assets	22,471,952	19,190,743

Total long-term assets	56,471,952	63,190,743

Total	$155,827,816	$139,627,557

Liabilities and Stockholders’ Deficit:
Total current liabilities	$19,101,399	$16,510,633
Total long-term liabilities	4,839,184	5,144,360

Total liabilities	23,940,583	21,654,993
Stockholders’ equity	131,887,233	117,972,564

Total	$155,827,816	$139,627,557

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